Exhibit 99.1

Viragen Reports that Peptide Agreement Expires

PLANTATION, FLORIDA – May 18, 2005 – Viragen, Inc. (AMEX: “VRA”) today announced that it has elected not to exercise an exclusive option to license VG104, the IEP 11 peptide, from the University of Miami. The IEP 11 peptide was being researched as a potential cancer therapeutic. In light of Viragen’s decision, the option has expired and all development activities relating to VG104 have been discontinued.

Charles A. Rice, Viragen’s President & CEO, commented, “We appreciate the collaborative efforts of the University of Miami and their work with us over the past few years, and we wish them well with their ongoing research. No further funding will be committed to this project, and we will direct our resources to our priority projects. Moving forward, as we continue in various stages of negotiations with potential partners, we expect to implement additional changes to rebuild Viragen.”

Mr. Rice also discussed a series of potential pending milestones, “We expect new approvals for Multiferon® in the coming weeks that should help to increase our sales revenues. In our research efforts, our humanized anti-cancer antibodies are reaching important new stages of development that could further demonstrate their value. And our ongoing successes in avian transgenics are expected to result in our first target antibody being expressed in the whites of the eggs in the very near future.”

About Viragen, Inc.:
Viragen researches, develops and commercializes pharmaceutical products designed to treat a broad range of viral and malignant diseases. These protein-based drugs include: Multiferon®, a natural human alpha interferon, approved for sale in various international markets; and humanized anti-cancer monoclonal antibodies. Viragen is also pioneering Avian Transgenic Technology, with the renowned Roslin Institute, as a biomanufacturing platform for the large-scale, efficient and economical production of therapeutic proteins.

For more information, please visit: http://www.Viragen.com

Viragen, Inc. Corporate Contact:
Douglas Calder, Director of Communications
Phone: (954) 233-8746; Fax: (954) 233-1414
E-mail: dcalder@viragen.com

The foregoing press announcement contains forward-looking statements that can be identified by such terminology such as “expect”, “potential”, “suggests”, “may”, “should”, “could” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. In particular, management’s expectations regarding future research, development and/or commercial results could be affected by, among other things, uncertainties relating to clinical trials and product development; availability of future financing; unexpected regulatory delays or government regulation generally; the Company’s ability to obtain or maintain patent and other proprietary intellectual property protection; and competition in general. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.